Exhibit 6.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

Option Agreement

This Option Agreement (“Agreement”) is made as of the date of the last authorized signature below (the “Effective Date”), by and between The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 210 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), a member institution of System, and 20/20 GeneSystems Inc., having a principal place of business located at 15810 Gaither Drive, Suite 235, Gaithersburg MD 20877 (“Company”).

Recitals

A. Board owns, on behalf of MD Anderson, Licensed Subject Matter (defined below).

B. Company desires a period of time in which to evaluate Licensed Subject Matter, potential products arising therefrom and markets therefor.

C. Company desires to secure a license to practice the Licensed Subject Matter as set in the License Agreement (defined below), effective upon exercise of the Option, including, without limitation, obtaining Investor Financing and payment of the Option Fee (each as defined below), as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I. Definitions

1.1	Agreement has the meaning set forth in the preamble above.

1.2	Board has the meaning set forth in the preamble above.

1.3	Company Pre-Money Valuation shall have the meaning set forth in Section 2.2.

1.4	Effective Date has the meaning set forth in the preamble above.

1.5	Investor Financing shall have the meaning set forth in Section 2.2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.6	Company has the meaning set forth in the preamble above.

1.7	MD Anderson has the meaning set forth in the preamble above.

1.8	Option has the meaning set forth in Section 2.1.

1.9	Option Fee has the meaning set forth in Section 2.2.

1.10	Option Period means the period beginning on the Effective Date and ending six (6) months thereafter.

1.11	Patent Rights means the Board’s rights in:

(a)	the patents and patent applications listed in the License Agreement as shown in Exhibit A; and

(b)	all patent applications that claim priority to any of the provisional applications listed in License Agreement as shown in Exhibit A; and

(c)	all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; and

(d)	all reissues, reexaminations, extensions, and PCT International Applications, foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and

(e)	any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

1.12	System has the meaning set forth in the preamble above.

1.13	Technology Rights means Board’s rights within the Licensed Field in the information in Exhibit VII of the License Agreement of Exhibit A, and other technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, Laboratory Analytics, laboratory test protocols or procedures or data created at MD Anderson before the Effective Date by the inventor(s) listed in Exhibit I to the License Agreement attached as Exhibit A while employed at MD Anderson, to the extent the foregoing are not covered by Patent Rights, but are (a) described in the invention disclosure reports listed on Exhibit I; or (b) facilitate the practice, development, manufacture, use, and/or selling of invention(s) claimed in the patents and/or patent applications listed in the definition of Patent Rights, whether outstanding, expired or abandoned, and with respect to this clause (b) have no obligations or encumbrances in favor of or benefitting any third party and are not otherwise subject to contractual or legal restrictions that would preclude the licensure to Company as contemplated by the License Agreement; provided, however, in the event of the existence of such obligation and/or encumbrance, MD Anderson will use its best efforts to remove such obligation and/or encumbrance or obtain rights and/or permissions necessary for Licensee to exercise the rights granted hereunder, at MD Anderson’s expense, further provided that if such obligation and/or encumbrance is removed such rights, permissions, licenses, and interests automatically shall be deemed as part of the Technology Rights for the full Term of the Option and the License stated in Exhibit A, and further provided that if MD Anderson is unable to remove such a third party obligation and/or encumbrance, or lacks the power to make the full scope of the grants set forth herein, despite having applied its best efforts, then the Parties agree to negotiate in good faith to modify the financial terms of Agreement to account for the inability of MD Anderson to confer the full scope of the grants in this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.14	[***] License means [***].

II. Option

2.1	MD Anderson hereby grants to the Company an exclusive option (“Option”) to enter into a royalty-bearing, exclusive license to Patent Rights and Technology Rights during the Option Period. Subject to the rights, if any, of the United States government pursuant to 35 U.S.C. §200, et seq., during the Option Period, MD Anderson shall not offer a license to any third party which is inconsistent with the Option granted herein.

2.2	During the Option Period, Company may exercise the Option by providing MD Anderson with written notice thereof after satisfying the following conditions precedent, each of which must be met (unless waived by all parties signatory hereto) prior to expiry of the Option Period:

(a)	Company must have completed a transaction or series of transactions pursuant to which the Company completes an equity financing for aggregate proceeds of $23,000,000 USD and such issuance shall (i) be based on a pre-money valuation of Company of $70,000,000 USD (the “Company Pre-Money Valuation”) and (ii) not be completed in reliance on Regulation Crowdfunding (as defined in the Jumpstart Our Business Startups Act (JOBS Act)) or Regulation A (as defined in Section 3(g) of the Securities Act of 1933, as amended) (the transactions described in subsections (i) and (ii) above, the “Investor Financing”); and

(b)	MD Anderson’s receipt from Company of documentation evidencing fulfillment, to MD Anderson’s reasonable satisfaction, of the Investor Financing contemplated by 2.2(a) above; and

(c)	MD Anderson’s receipt of payment by Company of an option fee in the amount of $4,457,069.15 (“Option Fee”) within five (5) days of MD Anderson’s written confirmation of its satisfaction with the documents providing under Section 2.2(b). Such amount shall be nonrefundable and shall be noncreditable against any future license consideration.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

Licensee shall deliver to MD Anderson (i) copies of all agreements entered into in the Investor Financing (including all stockholder agreements, purchase agreements, charters, and ancillary documentation); (ii) the term sheet for the Investor Financing, if any; and (iii) a document evidencing fulfillment of the Investor Financing referenced in Section 2.2(b) in the form of Exhibit III. Delivery of the items set forth in subsection (i).

2.3.	Upon Company’s exercise of the Option, Board and Company agree to execute the License Agreement in the form attached as Exhibit A hereto. If Company has not executed the License Agreement by the end of the Option Period or has not timely paid the Option Fee, this Agreement shall be deemed terminated and Board and MD Anderson shall be free to enter into an exclusive or non-exclusive license to Patent Rights, Technology Rights and/or Board’s Rights under the [***] License with any other entity.

III. General

3.1.	The Company and MD Anderson agree that any information disclosed by either party to the other pursuant to this Agreement shall be maintained in strict confidence, and each will use all reasonable diligence to prevent disclosure except to necessary employees, and to affiliates and consultants who agree to be bound by this confidentiality provision and for which the receiving party agrees to be fully responsible for such parties’ compliance. The Company’s and MD Anderson’s obligations under this confidentiality clause shall remain in effect for the Option Period and a period of three (3) years thereafter. The Company and MD Anderson shall not have any obligation of confidentiality with respect to information that:

(a)	is in the public domain by use and/or publication; or

(b)	is developed independently of information received from the disclosing party; or

(c)	was already in the recipient’s possession prior to receipt from disclosing party; or

(d)	is properly obtained by recipient from a third party with a valid legal right to disclose such information and such third party is not under a confidentiality obligation to the disclosing party; or

(e)	is required by law or regulation to be disclosed, provided that the recipient shall notify the disclosing party as soon as practicable of such requirement or regulation to enable the disclosing party to seek a protective order or similar remedy.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

3.2.	MD ANDERSON MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, WITH RESPECT TO THE PATENT RIGHTS AND/OR TECHNOLOGY RIGHTS. MD ANDERSON MAKES NO REPRESENTATION THAT ANY INVENTIONS CONTAINED IN PATENT RIGHTS AND/OR TECHNOLOGY RIGHTS DO NOT INFRINGE ANY OTHER PATENTS HELD BY OTHERS. The Company has not been induced in any way by MD Anderson to enter into this Agreement. The Company has conducted its own due diligence with respect to this Agreement and is not relying on any representations or warranties by MD Anderson.

3.3.	This Agreement is not assignable and any attempt to do so shall be null and void.

3.4.	All notices required to be given under this Option shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when mailed by certified first class or overnight mail and shall be evidenced by the signature of a representative of the party receiving the notice at the point of receipt or by the time-stamped receipt of the overnight carrier.

All notices and any correspondence respecting this Agreement shall be addressed and sent out as follows:

To MD Anderson:

The University of Texas M. D. Anderson Cancer Center

Office of Technology Commercialization,

To the Company:

Chief Executive Officer

15810 Gaither Drive, Suite 235

Gaithersburg, MD 20877

3.5.	Upon fifteen (15) days written notice and to the extent that Company has not fully exercised the Option as set forth in Section 2.2, Board and/or MD Anderson may terminate this Agreement at any time prior to Company’s full exercise of the Option. The obligations of Section 3.6 shall survive termination.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

3.6.	Neither party shall use the name of the other party in any form of promotion or in connection with the sale of products, processes, devices or designs without the prior written approval of such party.

3.7.	This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby and all prior negotiations and agreements with respect hereto are of no force and effect. No subsequent modification hereof shall be made except in a writing executed by MD Anderson and the Company.

3.8.	This Agreement and all claims arising out of or relating thereto will be governed, construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and Licensee consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise.

3.9.	This Agreement may be executed in one (1) or more counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature. In the event signatures are exchanged by facsimile and/or in “.pdf” format, each party shall, if requested, thereafter promptly provide an original signature page to the other party.

3.10.	MD Anderson, as an agency of the State of Texas and a member institution of The University of Texas System, is subject to the constitution and laws of the State of Texas and, under the constitution and laws of the State of Texas, possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted under the constitution and laws of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision of this Agreement, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas. No party to this Agreement will be required to perform or commit any act or omission that would violate any applicable law, including the constitution and laws of the State of Texas. Nothing in this Agreement shall be deemed as a waiver by Board, System or MD Anderson of its sovereign immunity.

[Signatures on Following Page]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date set forth in the first paragraph hereof.

BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS System, on behalf of

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By:	/s/

Printed Name:
Title:

Date: 03/20/2024

Approved as to Content:

THE UNIVERSITY OF TEXAS

M. D. ANDERSON CANCER CENTER

By:	/s/ Ferran Prat
Ferran Prat, J.D., Ph.D.
Vice President, Research Admin & Industry Relations

Date: 03/19/2024

COMPANY

By:	/s/ Jonathan Cohen

Printed Name:	Jonathan Cohen
Title:	President & CEO

Date: 03/22/2024

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

EXHIBIT A

Patent and Technology License Agreement

This Patent and Technology License Agreement (“Agreement”) is made as of the date of the last authorized signature below (the “Effective Date”), by and between The Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 210 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), a member institution of System, and 20/20 GeneSystems Inc., a Delaware corporation, having a principal place of business located at 15810 Gaither Drive, Suite 235, Gaithersburg MD 20877 (“Licensee”).

Recitals

A.	Board owns Licensed Subject Matter (defined below).

B.	Board, through MD Anderson, has determined that development and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Board’s educational and research missions and goals.

C.	Board desires to have the Licensed Subject Matter developed and commercialized for the benefit of Licensee, the inventors, Board, System, MD Anderson, and the public.

D.	Licensee desires to secure a license to practice the Licensed Subject Matter as set forth herein, effective upon meeting certain financial obligations and exercise of the Option as set forth herein.

E.	Licensee and Board desire to enter into the Sponsored Research Agreement dated __________ and effective upon the effective date thereof, to pursue research in the area of discovery, development, and validation of multi-cancer early detection (MCED) laboratory developed tests and in vitro diagnostic (IVD) assays.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I.	Definitions

As used in this Agreement, the following terms have the meanings indicated:

1.1	510K Clearance means (a) an order, in the form of a letter, from FDA in response to a Pre-Market Notification submission to the FDA in accordance with 21 CFR Part 807, Subpart E, or any future revisions or substitutes thereof, in order to obtain clearance to market a medical device in the United States as substantially equivalent to a legally marketed device consistent with section 513(i)(1)(A) FD&C Act); or (b) an equivalent foreign filing, approval, clearance, or permission in any jurisdiction other than the United States. For clarification and for purposes of this Agreement, 510K includes, without limitation, the submission of any application for, or the making of a declaration for, or the use of, a CE Mark for commercialization of a Class I device in the European Union.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.2	Affiliate means any business entity more than fifty percent (50%) owned, directly or indirectly, by Licensee, any business entity which, directly or indirectly, owns more than fifty percent (50%) of Licensee, or any business entity that is more than fifty percent (50%) owned, directly or indirectly, by a business entity that owns more than fifty percent (50%) of Licensee.

1.3	Agreement has the meaning set forth in the preamble above.

1.4	Anticipated Costs has the meaning set forth in Section 4.5.

1.5	Board has the meaning set forth in the preamble above.

1.6	Breakthrough Device Designation means the designation provided by the FDA through the FDA’s Breakthrough Device Program.

1.7	BPCIA means the U.S. Biologics Price Competition and Innovation Act of 2009, as amended from time to time.

1.8	Calendar Quarter means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term (defined below) shall extend from the Effective Date to the first to occur of March 31, June 30, September 30 or December 31; and (b) the last Calendar Quarter of the Term shall end on the effective date of the expiration or termination of this Agreement.

1.9	Committees shall have the meaning set forth in Section 3.6(a).

1.10	Combination Product means any Licensed Product that Licensee desires to sell, for a single price, integrated or in combination with one or more other functional components (such as biomarker panels or algorithms) for which no royalty would be due hereunder if sold separately.

1.11	Development Milestone shall have the meaning set forth in Section 3.6(b)(iii).

1.12	Effective Date has the meaning set forth in the preamble above.

1.13	FDA means the United States Food and Drug Administration or its successor.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.14	First Commercial Sale shall mean, with respect to any Licensed Product, the first sale to a third party for which revenue has been recognized by Licensee or a Sublicensee, for use or consumption of such Licensed Product in any country in the Licensed Territory; excluding, however, any transfer or disposition for compassionate or similar use for which no value is received by Licensee or any Sublicensee. For clarity, First Commercial Sale shall be determined on a License Product-by-Product and country-by-country basis and shall only occur if such sale is included in Net Sales.

1.15	Fully-Diluted Capitalization shall mean, the aggregate number of issued and outstanding equity securities of Licensee, plus the amount of any reserves for issuances of equity compensation, and assuming full conversion and exercise of all options, warrants or other convertible and exercisable securities then outstanding.

1.16	Graphic Logos means graphic logos or symbols as set forth on Exhibit IV of this Agreement relating to the MD Anderson Licensed Marks.

1.17	Gross Up has the meaning set forth in Section 3.9.

1.18	Joint SRA Technology Rights means SRA Technology Rights created or developed jointly by, or on behalf of, Licensee and by, or on behalf of, MD Anderson.

1.19	Laboratory Analytics means algorithms (i.e. a finite set of well-defined rules for the solution of a problem in a finite number of steps), including without limitation, algorithms that mathematically analyze, compute, or interpret the levels or values of biomarkers, with or without clinical factors, at one time or over time, generated by a clinical laboratory.

1.20	Laboratory Developed Test means an in vitro diagnostic product (IVDs) that is a Licensed Product and is intended for clinical use and is designed, manufactured, and used within a single clinical laboratory certified under the Clinical Laboratory Improvement Amendments of 1988 (42 USC 263a) and the associated regulations (42 CFR 493) (collectively, “CLIA”) and meets the regulatory requirements under CLIA to perform high complexity testing or equivalent designation by a Regulatory Authority of a jurisdiction other than the United States.

1.21	Laboratory Test Protocols means all steps or protocols used in a research laboratory or clinical laboratory setting, and for the avoidance of doubt includes Laboratory Analytics.

1.22	License Equity shall have the meaning set forth in Section 3.6(b).

1.23	Licensed Field means in vitro (related to fluids outside of a patient’s body) diagnostic in the field of blood-based predisposition evaluation, screening, detection, diagnosis, prognosis, relapse monitoring, monitoring of response to therapy, and development of companion diagnostics for therapies; excludes all in vivo (related to fluids within a patient’s body) diagnostics and therapeutic applications.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.24	Licensed Product(s) means (A) any product or component that: (i) comprises, uses, or is made using subject matter covered by one or more Valid Claims; (ii) enables a user, acting either alone, independently with other users or in concert with other users, to perform or practice one or more Valid Claims; or (iii) incorporates, uses, or is made using subject matter covered by Technology Rights or SRA Technology Rights; and/or (B) any method or process that, when performed by one or more people and/or entities acting either alone, independently with others or in concert with others, (i) practices one or more Valid Claims or (ii) incorporates or uses subject matter comprising Technology Rights or SRA Technology Rights that at any time qualifies as MD Anderson’s “Confidential Information” consistent with Section 9.1 of this Agreement;

1.25	Licensed Subject Matter means (a) Patent Rights, (b) Technology Rights, (c) inventions and/or discoveries covered by Patent Rights and/or Technology Rights, and/or MD Anderson’s rights under the [***] License (d) SRA Patent Rights and (e) SRA Technology Rights.

1.26	Licensed Territory means worldwide.

1.27	Licensee has the meaning set forth in the preamble above.

1.28	Licensee Board shall have the meaning set forth in Section 3.6(a).

1.29	Licensee’s OneTest means that test as sold by Licensee, as such test exists as of the Effective Date and as described in Exhibit VI, that detects multiple cancers and/or establishes the risk of developing cancers other than lung and pancreatic cancer.

1.30	[***]/ Pre-CT means use of a Licensed Subject Matter to determine if an individual has the same or higher risk for lung cancer as a person who is eligible under US national guidelines for LDCT-based annual lung cancer screening or a use that is substantially the same.

1.31	[***]/ Post-CT means use of a Licensed Subject Matter to help determine if a lung biopsy is medically advisable in a person who has an indeterminate nodule in their lungs as shown by chest x-ray, or CT imaging of the chest, irrespective of whether that nodule was found in a screening program or incidentally, or a use that is substantially the same.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.32	Major Insurer means a healthcare insurer that is either (a) one of the top four private insurers in the US, as determined by size of membership, at the time of coverage of the applicable Licensed Product, (b) US Centers of Medicare and Medicaid Services (CMS), and (c) US Veteran’s Administration (VA).

1.33	MD Anderson has the meaning set forth in the preamble above.

1.34	MD Anderson Licensed Marks means (a) [***] and [***] and the foreign language translations thereof; (the foregoing, whether prior to or after the trademark registrations thereof), and any Graphic Logos.

1.35	MDA Observer shall have the meaning set forth in Section 3.6(a).

1.36	MCED means an in vitro diagnostic test performing one or more of the functions of the Licensed Field for at least two cancers.

1.37	Net Sales means the gross revenues received by Licensee or its Sublicensees from a Sale less sales discounts actually granted, sales taxes actually paid, use taxes actually paid, import taxes actually paid, export duties actually paid, transportation shipping and insurance costs related to transportation shipping actually paid or allowed, the actual amount of any write-offs for bad debt directly relating to Sales, expenses related to research and product development including clinical trials, regulatory compliance, and improvements; costs related to product recalls or replacement of defective products, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by Licensee or its Sublicensees in their official books and records in accordance with applicable generally accepted accounting practices or International Financial Reporting Standards and consistent with their financial statements and/or, if applicable, regulatory filings with the United States Securities and Exchange Commission. Net Sales excludes any revenue from Licensed Products donated for charitable purposes, including but not limited to donations to non-profit organizations, charitable institutions or for humanitarian aid. Net Sales does not include surcharges or pass-through revenues collected for disbursement, and actually dispersed, to third parties such as physicians who provide a medical authorization or prescriptions for the Licensed Product, blood collection devices, payments to third parties for blood collections, or payments for marketing or cooperative advertising, as long as said surcharges and pass-through revenues are reasonable, arms-length, and for fair market value in each case to the extent reasonably necessary for the sale of a Licensed Product.

1.38	Other Party(ies) means any party, other than Licensee, to a Semi-Exclusive License.

1.39	Other Party Consideration means all consideration received by MD Anderson and resulting directly from an Other Party’s exercise of rights to Licensed Subject Matter derived from [***] in the United States from any Semi-Exclusive License granted to such Other Party; provided, however, (a) to the extent Other Party Consideration includes equity, MD Anderson shall be obligated to share such consideration only after liquidation, which to liquidate shall be at MD Andersons sole discretion and (b) Other Party Consideration shall not include (i) amounts due to any third party resulting from the rights granted hereunder, including without limitation, amounts due under the [***] License and/or to any funding source, and (ii) funds paid by an Other Party for future research to be performed by MD Anderson at reasonably and customary market standard rates if (A) the respective Semi-Exclusive License expressly states that such funds are for research to be performed by MD Anderson after the actual date of signatory execution of the Semi-Exclusive License, and (B) MD Anderson does in fact perform such research after execution of, and in accordance with, the Semi-Exclusive Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.40	Patent Expenses means out-of-pocket expenses incurred by MD Anderson in preparing (including conducting prior art searches, if any), filing, prosecuting (including any type of post-grant or post-issuance proceedings), defending, enforcing and maintaining patent applications and patents under Licensed Subject Matter.

1.41	Patent Rights means the Board’s rights in:

(a)	the patents and patent applications listed in the Exhibit I to this Agreement; and

(b)	all patent applications that claim priority to any of the provisional applications listed in Exhibit I; and

(c)	all divisionals, continuations and continuations-in-part of the patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; and

(d)	all reissues, reexaminations, extensions, PCT International Applications and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and

(e)	any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

1.42	PMA Approval means the premarket approval obtained from a premarket approval application submitted to the FDA in accordance with 21 CFR Part 814, or any future revisions or substitutes thereof, in order to obtain approval to market a medical device in the United States, or an equivalent submission, filing, clearance, approval, or permission in any national jurisdiction other than the United States.

1.43	Refunded Amount has the meaning set forth in Section 3.9.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

1.44	Regulatory Approval means the approval needed in a particular jurisdiction by a Regulatory Authority to market or Sell a Licensed Product or Licensed Service in that jurisdiction.

1.45	Regulatory Authority means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale or use of a Licensed Product or Licensed Service in a particular jurisdiction, including without limitation, the United States Food and Drug Administration (FDA), European Medicines Agency or Koseisho (i.e. the Japanese Ministry of Health and Welfare).

1.46	Royalty-Free Practitioner means MD Anderson and the following individuals: [***] (“Practitioner Inventors”), and any partner or associate who practices medicine with one or more of the Practitioner Inventors, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the Practitioner Inventors.

1.47	Sale, Sell, or Sold means the transfer or disposition of a Licensed Product for value; provided, however, that a transfer or disposition of a Licensed Product for value shall not be included in Sales if (a) the transfer is to Licensee or a Sublicensee for resale and not for end use by Licensee or a Sublicensee or (b) the transfer is to a Royalty Free Practitioner.

1.48	Semi-Exclusive means, with respect the grant of Section 2.1(c), that Board retains the right to enter into a Semi-Exclusive License to an Other Party; provided, however, at no time shall there be more than two (2) active Semi-Exclusive Licenses granting rights to an Other Party.

1.49	Semi-Exclusive License a license granting rights consistent with those granted to Licensee in 2.1(c).

1.50	Sponsored Research Agreement or SRA means the Collaborative Research Agreement between MD Anderson and Company dated _______.

1.51	Sponsored Research Inventions means SRA Patent Rights and SRA Technology Rights.

1.52	SRA Patent Rights means the Board’s rights in:

(a)	the patents and patent applications covering an Invention (as defined in the SRA) that is the subject of an Invention Notice and elected by Licensee pursuant to Section 7.3 of the SRA; and

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(b)	all patent applications that claim priority to any of patent or patent application of (a); and

(c)	all divisionals, continuations, continuations-in-part of the patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; and

(d)	all reissues, reexaminations, extensions, PCT International Applications, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and

(e)	any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

1.53	SRA Technology Rights means any technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, Laboratory Analytics, Laboratory Test Protocols or procedures, designs, drawings or data created by or on behalf of MD Anderson in during and in the course of performance of the activities of the Sponsored Research Agreement.

1.54	Sublicense Agreement means any agreement or arrangement pursuant to which Licensee (or a Sublicensee) grants to any third party any of the license rights granted to the Licensee under this Agreement. An assignment of all rights and obligations under this Agreement shall not be deemed to be a Sublicense Agreement.

1.55	Sublicensee means any entity to whom an express sublicense has been granted under the Licensed Subject Matter. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of a Licensed Product within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee for such wholesale or distributor rights, shall not be deemed a Sublicensee, and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor as required under this Agreement.

1.56	Substantial Infringer has the meaning set forth in Section 5.1.

1.57	System has the meaning set forth in the preamble above.

1.58	Technology Rights means Board’s rights within the Licensed Field in the information in Exhibit VII of the License Agreement of Exhibit A, and other technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, Laboratory Analytics, laboratory test protocols or procedures or data created at MD Anderson before the Effective Date by the inventor(s) listed in Exhibit I to the License Agreement attached as Exhibit A while employed at MD Anderson, to the extent the foregoing are not covered by Patent Rights, but are (a) described in the invention disclosure reports listed on Exhibit I; or (b) facilitate the practice, development, manufacture, use, and/or selling of invention(s) claimed in the patents and/or patent applications listed in the definition of Patent Rights, whether outstanding, expired or abandoned, and with respect to this clause (b) have no obligations or encumbrances in favor of or benefitting any third party and are not otherwise subject to contractual or legal restrictions that would preclude the licensure to Company as contemplated by the License Agreement; provided, however, in the event of the existence of such obligation and/or encumbrance, MD Anderson will use its best efforts to remove such obligation and/or encumbrance or obtain rights and/or permissions necessary for Licensee to exercise the rights granted hereunder, at MD Anderson’s expense, further provided that if such obligation and/or encumbrance is removed such rights, permissions, licenses, and interests automatically shall be deemed as part of the Technology Rights for the full Term of the Option and the License stated in Exhibit A, and further provided that if MD Anderson is unable to remove such a third party obligation and/or encumbrance, or lacks the power to make the full scope of the grants set forth herein, despite having applied its best efforts, then the Parties agree to negotiate in good faith to modify the financial terms of Agreement to account for the inability of MD Anderson to confer the full scope of the grants in this Agreement.

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1.59	Term shall have the meaning set forth in Section 11.1.

1.60	[***] License means [***].

1.61	[***] Antibodies means [***].

1.62	[***] Field means [***].

1.63	[***] Products shall have the same meaning as “Products”, as defined in the [***] License.

1.64	U.S. Government has the meaning set forth in Section 12.1.

1.65	USPSTF means the United States Preventive Services Task Force.

1.66	Valid Claim means (a) a claim of an issued and unexpired patent included within the Licensed Subject Matter unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) for [***] ([***]) years after its priority date, a claim of a pending patent application identified on Exhibit I as of the Effective Date to the extent the claim continues to be prosecuted in good faith or (c) for [***] ([***]) years after its priority date, a claim of a pending patent application other than those identified on Exhibit I as of the Effective Date within Licensed Subject Matter to the extent the claim continues to be prosecuted in good faith.

If a claim in a patent application within Licensed Subject Matter has been pending more than the periods set forth above, and a patent subsequently issues containing such a claim that is substantially identical to the invention as claimed in the published patent application, then such claim shall, as of the date published, be considered a Valid Claim (“Valid Claim Reinstatement”).

II. License & Commercialization

2.1	Board, through MD Anderson, hereby grants to Licensee:

(a)	a royalty-bearing, exclusive, sublicensable (as set forth in Section 2.3) license under Patent Rights, in the Licensed Field, to manufacture, have manufactured, develop, have developed, use, import, export, offer to sell and/or sell Laboratory Developed Tests (“LDTs”) in such jurisdictions in the Licensed Territory that permit the commercialization of LDTs; and

(b)	a royalty-bearing, exclusive, sublicensable (as set forth in Section 2.3) license under Technology Rights, in the Licensed Field, to manufacture, have manufactured, develop, have developed, use, import, export, offer to sell and/or sell, Laboratory Developed Tests (“LDTs”) in such jurisdictions in the Licensed Territory that permit the commercialization of LDTs; and

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(c)	a royalty-bearing, Semi-Exclusive, non-sublicensable license under Patent Rights, Technology Rights, in the Licensed Field, to manufacture, have manufactured, develop, have developed, use, import, export, offer to sell and/or sell Licensed Products that are 1) in vitro diagnostic (IVD) assays other than Laboratory Developed Tests and 2) manufactured and distributed under either a 510K Clearance or PMA Approval within the Licensed Territory; and

(d)	a royalty-bearing, Semi-Exclusive, sublicensable (as set forth in Section 2.3) sublicense under MD Anderson’s rights pursuant to the [***] License, and subject to Licensee’s compliance with all applicable terms and conditions therein, in the [***] Field, to manufacture distribute and Sell [***] Antibodies and [***] Products within the Licensed Territory; and

(e)	a royalty-bearing, exclusive, sublicensable (as set forth in Section 2.3) license under Sponsored Research Inventions, in the Licensed Field, to manufacture, have manufactured, develop, have developed, use, import, export, offer to sell and/or sell Licensed Products within the Licensed Territory; and

(f)	subject to the restrictions set forth in Section 6.2, the right to use the following MD Anderson names and marks to brand the Licensed Products within the Licensed Field within the Licensed Territory.

2.2	The grants of Section 2.1 are subject to Sections 12.2 and 12.3, the payment by Licensee to MD Anderson of all consideration as provided herein, the timely payment of at least $[***] USD under the Sponsored Research Agreement not later than the [***] ([***]) anniversary thereof, Schedule E of the [***] License, and are further subject to the following rights retained by Board and MD Anderson to:

(a)	Publish the general scientific findings from research related to Licensed Subject Matter, subject to the terms of Article IX–Confidential Information and Publication; and

(b)	Use Licensed Subject Matter for patient care at MD Anderson to the extent Licensee does not have a commercially available Licensed Product that is suitable, in MD Anderson’s reasonable discretion, for such patient care, research, teaching and other academically-related purposes; and

(c)	Transfer tangible embodiments of the Licensed Subject Matter to academic or research institutions for non-commercial research use; and

(d)	In addition and with respect to each of the grants of Section 2.1(a) (in countries or jurisdictions that do not provide for Laboratory Developed Tests) and 2.1(c), Board retains the right to enter into Semi-Exclusive Licenses with Other Parties; provided, however, at no time shall there be more than two (2) active Semi-Exclusive Licenses.

The parties hereby acknowledge and agree that any exercise by Licensee (or a Sublicensee) of Board’s rights outside the scope of any of the Licensed Territory or the Licensed Field or the [***] Field or the exercise of rights exceeding the scope of Licensed Products, shall be deemed a material breach of this Agreement. For clarity, this Agreement will not terminate solely due to termination of the Sponsored Research Agreement prior to the payment of the third $[***] USD payment thereunder.

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2.3	Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of this Agreement, as part of good faith, arms-length transactions, subject to the following:

(a)	A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by terms and conditions consistent with this Agreement and shall agree that Board and MD Anderson are third party beneficiaries of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 2.4. Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements consistent with this Agreement, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of this Agreement.

(b)	Licensee shall deliver to MD Anderson a complete and accurate copy of each Sublicense Agreement granted by Licensee or Sublicensee, and any modification or termination thereof, within thirty (30) calendar days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide MD Anderson an accurate English translation in addition to a copy of the original agreement.

(c)	Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Board and MD Anderson for all of the Licensee’s duties and obligations contained in this Agreement, including without limitation the payment of all amounts due to MD Anderson whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee. Each Sublicense Agreement shall contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Board and/or MD Anderson or any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee.

2.4	All rights and licenses of each Sublicensee shall terminate upon termination of this Agreement; provided, however, that MD Anderson agrees to negotiate in good faith with each existing Sublicensee that (a) is in good standing under the respective Sublicense Agreement as of the date of termination of this Agreement, and (b) provides written notice to MD Anderson within thirty (30) calendar days after termination of this Agreement stating that such Sublicensee desires to enter into negotiations for an agreement with MD Anderson granting rights under Licensed Subject Matter. MD Anderson shall negotiate in good faith in accordance with this Section 2.4 but shall have no obligation to enter into an agreement with any Sublicensee.

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2.5	Licensee agrees that:

(a)	it shall exercise its best efforts to develop, make available, and promote, within [***] of the Effective Date, a Laboratory Developed Test, that performs the functions contemplated by the Licensed Field related to lung cancer that consists solely of a biomarker combination selected from the embodiments set forth in Exhibit V and shall be Sold as a supplement, enhancement or confirmatory test of Licensee’s OneTest or Licensee’s MCED for individuals at high risk of lung cancer due to smoking history if neither (b) nor (c) of this Section 2.5 are met at the time of such Sale; and

(b)	any Laboratory Developed Test Sold by Licensee or a Sublicensee during the first [***] from the Effective Date, that is specifically intended to identify lung cancer in individuals at high risk due to smoking history shall, with respect to any functions contemplated by the Licensed Field related to lung cancer, consist solely of a biomarker combination selected from the embodiments set forth in Exhibit V.

2.6	Within thirty (30) calendar days following each anniversary of the Effective Date, Licensee will deliver to MD Anderson a written progress report as to Licensee’s (and any Sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing Licensed Subject Matter in the Licensed Territory and Licensee’s (and Sublicensees’) commercialization plans for the upcoming year.

2.7	Promptly after execution hereof by both Parties and request by Licensee, MD Anderson shall transfer items 1, 2 and 4 of Exhibit VII to Licensee. Transfer of materials described in items 3 and 5 of Exhibit VII shall be transferred pursuant to the Sponsored Research Agreement.

III. Consideration, Payments and Sales Reports

3.1	In consideration of rights granted by Board to Licensee under this Agreement, Licensee agrees to pay MD Anderson each of the following:

(a)	All Patent Expenses incurred by or for MD Anderson before or after the Effective Date for so long as this Agreement remains in effect as follows:

(i)	$[***] in Patent Expenses incurred prior to the Effective Date, due and payable within five (5) days of the Effective Date and receipt of MD Anderson’s invoice therefor; and

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(ii)	all Patent Expenses incurred prior to the Effective Date in excess of the amounts set forth in Section 3.1(a)(i), due and payable within thirty (30) days of Licensee’s receipt of MD Anderson’s invoice therefor; and

(iii)	after the Effective Date and for each Calendar Quarter thereafter Licensee’s pro-rata share of all other Patent Expense such pro-rata share determined by the total number of licensees of Licensed Subject Matter in the Licensed Field on a country-by-country basis at the time such expenses are incurred, due and payable by Licensee within thirty (30) calendar days of MD Anderson’s invoice therefor.

For clarity, each of Licensee’s and the any other co-licensee’s share with respect to a country will be calculated as an equal fraction of the total Patent Expenses, where the denominator is the total number of licensees in such country and the numerator is one. To aid Licensee’s financial planning, MD Anderson will promptly inform Licensee after MD Anderson grants any Other Party rights consistent with those granted in Section 2.1(c).

(b)	A running royalty on Net Sales, as follows:

(i)	Subject to Section 3.1(b)(iii), for Licensed Products Sold prior to and on the [***] anniversary of [***] and covered by a Valid Claim in the country or jurisdiction of Sale, [***] percent ([***]%) of Net Sales and for Licensed Products Sold during such period that are not covered by a Valid Claim in the country or jurisdiction of Sale, [***] percent ([***]%) of Net Sales; and

(ii)	Subject to Section 3.1(b)(iii), for Licensed Products Sold after the [***] anniversary of [***] and covered by a Valid Claim in the country or jurisdiction of Sale, [***] percent ([***]%) of Net Sales and for Licensed Products Sold during such period that are not covered by a Valid Claim in the country or jurisdiction of Sale, [***] percent ([***]%) of Net Sales;

(iii)	For Licensed Products that comprise, use, or are made using [***] and that are covered by a Valid Claim in the country or jurisdiction of Sale, [***] percent ([***]%) of Net Sales and for such Licensed Products Sold during such period that are not covered by a Valid Claim in the country or jurisdiction of Sale, [***] percent ([***]%) of Net Sales; and

(c)	Valid Claim Reinstatement. Adjustments due to Valid Claim Reinstatement as described in Section 1.65 as follows: (i) MD Anderson shall provide written notice to Licensee of a Valid Claim Reinstatement, and (ii) Licensee shall retroactively recalculate any amounts owed under this Article III as though the Valid Claim had not lapsed or ceased to exist. Within [***] of notice of such Valid Claim Reinstatement, Licensee shall provide to MD Anderson an accounting of, and payment for, the adjustments of the amounts owed as a result of such Valid Claim Reinstatement.

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3.2	Notwithstanding any other provision in this Agreement, if a Licensed Product is covered by more than one patent or Valid Claim within the scope of this Agreement, or by both Technology Rights and SRA Technology Rights, the royalties payable for such Licensed Product shall not be cumulative. Instead, the highest single royalty rate applicable among the Valid Claims or among the Technology Rights and SRA Technology Rights covering the Licensed Product shall be applied, to the exclusion of royalty rates for other patents or claims.

3.3	Licensee acknowledges and agrees that the subject matter covered by Technology Rights and/or SRA Technology Rights not included in a patent application or patent under Licensed Subject Matter is valuable, provides Licensee with a competitive advantage and head start in the further research, development, and commercialization of Licensed Products, and will inherently be used in products and services useful in the Licensed Field that are developed by Licensee or its Sublicensees after the Effective Date. The reduced royalty payments for Licensed Products not covered by a Valid Claim are appropriate in light of the foregoing.

3.4	Royalty Stacking. If, during the Term, Licensee, or a Sublicensees is required to obtain a royalty-bearing license under patent or technology rights owned by a third party to Sell any Licensed Product in the Licensed Field in one or more jurisdictions, Licensee may, provided that Licensee is not otherwise reducing the royalties that would otherwise be payable (e.g., reducing royalties for one or more Combination Products), deduct from any royalty for such Sale due under this Agreement on the Net Sales of such Licensed Products in the Field in that jurisdiction [***] percent ([***]%) of royalties actually paid by Licensee to such third party during a Calendar Quarter to the extent such payments and license related to such Licensed Product for a given Calendar Quarter; provided, however, that in no event shall the royalty payments payable to MD Anderson for a given Licensed Product for a given Calendar Quarter be reduced pursuant to this Section 3.4 to less than [***] percent ([***]%) of the amounts otherwise payable under Section 3.1(b) with respect to such Licensed Product for such Calendar Quarter.

3.5	Licensee will not sell any Licensed Product as a Combination Product until the Parties have agreed in writing regarding the fair contribution of each of the other functional components and that of the Licensed Product without the other functional components to the overall value of such Combination Product. Licensee will propose an allocation of fair contributions in a draft writing and MD Anderson will make a first response within three (3) weeks of receipt of the draft writing. If necessary, the Parties shall negotiate in good faith to agree upon a final allocation for a period not longer that thirty (30) days after MD Anderson’s first receipt of the draft writing. In the event the Parties cannot reach such final allocation within the foregoing time period, the fair allocation shall be referred to the Parties’ respective Senior Officers designated below (“Senior Officers”), for resolution through good faith negotiations within thirty (30) days. Each Party shall ensure that its Senior Officer has all necessary and appropriate authority to fully resolve the Dispute on behalf of such Party. Such Senior Officers are as follows:

For MD Anderson: SrVP, Rsch Admin & Ind Rltns (or successor office), and

For Licensee: Chief Scientific Officer (or his/her designee)

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To facilitate reaching an agreement on the writing and notwithstanding the foregoing, in such writing, the royalty payments payable to MD Anderson for a Combination Product that shows improved detection of one or more tumor types shall range from [***] percent ([***]%) to [***] percent ([***]%) based on the number of tumor types with improved detection with respect to Licensee’s OneTest resulting from Licensed Products using the following guidance: (a) up to [***] tumor types, [***] percent ([***]%) royalty; (b) [***] to [***] tumor types, [***] percent ([***]%) royalty; (c) more than [***] tumor types, [***] percent ([***]%) royalty. In no event shall the royalty payments payable to MD Anderson for a Combination Product for which royalties are earned under Section 3.1(b)(iii) be reduced to less than [***] percent ([***]%).

3.6	In addition to the license consideration set forth in Section 3.1, as consideration for the grant of licenses made herein:

(a)	Licensee shall grant to MD Anderson one (1) observer seat (the “MDA Observer”) who is reasonably acceptable to the Licensee Board and who shall be entitled to, in accordance with reasonable board policies, (i) attend all meetings of the board of directors of Licensee (the “Licensee Board”), all committees of the Licensee Board (“Committees”), and all governing bodies of any subsidiaries of Licensee, (ii) participate in discussions of matters brought to the Licensee Board, Committees, or subsidiary governing bodies, as applicable, and (iii) receive, concurrently with delivery to the Licensee Board, Committees, governing bodies , as applicable, copies of all notices, minutes, consents, and other materials provided to the Licensee Board, Committees, or governing bodies, as applicable; provided, however, that (x) such MDA Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided, and (y) the Licensee reserves the right to withhold any information and to exclude such MDA Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Licensee and its counsel. Licensee hereby covenants and agrees that any employee of MD Anderson that is appointed by MD Anderson as the MDA Observer shall be an MDA Observer reasonably acceptable to the Licensee Board in compliance with this subsection.

(b)	Licensee shall issue to Board (or its designee) a number of Common Stock shares of the Licensee specified below, for no additional consideration (for purposes of the MD Anderson Intellectual Property Policy, such shares are considered “License Equity” as defined therein), according to the following schedule and subject to the following terms and conditions:

(i)	Licensee shall issue to the Board (or its designee) a number of shares of License Equity equivalent to [***] percent ([***]%) of Licensee’s Fully Diluted Capitalization as of the date that the Investor Financing is completed (the “Target Ownership Percentage”). The License Equity shall be issued to the Board (or its designee) in two tranches. The first tranche, representing half of the shares necessary to meet the Target Ownership Percentage, as of the date that the Investor Financing is completed, shall be issued to the Board (or its designee) within five (5) days of MD Anderson’s written confirmation of its satisfaction with the documents provided under Section 2.2(b) of the Option Agreement. The second tranche, representing the remaining shares necessary to meeting the Target Ownership Percentage as of the date of the Investor Financing is completed, shall be issued to the Board (or its designee) upon the first Anniversary of the Effective Date of the Sponsored Research Agreement. For clarity and notwithstanding the foregoing, the second tranche will be paid by Licensee to Board unless the payment pursuant to Section 3.1 of the Sponsored Research Agreement of the Payment Event due within twelve (12) months of the effective date is not made because (A) MD Anderson has materially breached the SRA or (B) the SRA has been terminated pursuant to Section 10.1(b) thereof.

(ii)	The transactions set forth in Section 3.6(b)(i) shall be subject to Exhibit II to this Agreement.

(iii)	Upon achievement by Licensee or a Sublicensee of the Development Milestones set forth in the table below, the Board, or its designee, shall receive the corresponding Equity Award:

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Development Milestone	Equity Award
[***] / Pre-CT: earn a Grade B from the USPSTF	A number of shares of License Equity equivalent to [***] percent ([***]%) of the Licensee’s Fully Diluted Capitalization as of the Effective Date of this Agreement.
[***] / Post-CT: earn a CMS Coverage Determination	A number of shares of License Equity equivalent to [***] percent ([***]%) of the Licensee’s Fully Diluted Capitalization as of the Effective Date of this Agreement.
MCED: Selected for National Cancer Institute (NCI) “Vanguard” multi-year Randomized Clinical Trial	A number of shares of License Equity equivalent to [***] percent ([***]%) of the Licensee’s Fully Diluted Capitalization as of the Effective Date of this Agreement.
MCED: earn a CMS Coverage Determination with a product that incorporates or uses Licensed Subject Matter	A number of shares of License Equity equivalent to [***] percent ([***]%) of the Licensee’s Fully Diluted Capitalization as of the Effective Date of this Agreement.
MCED: prove, to the satisfaction of at least one major payer, a mortality benefit obtained for at least 3 cancers	A number of shares of License Equity equivalent to [***] percent ([***]%) of the Licensee’s Fully Diluted Capitalization as of the Effective Date of this Agreement.

3.7	Unless otherwise provided, all such payments are payable within thirty (30) calendar days after each Calendar Quarter during the Term, at which time Licensee will also deliver to MD Anderson a true and accurate report, giving such particulars of the business conducted by Licensee and any Sublicensees during the respective Calendar Quarter as necessary for MD Anderson to account for Licensee’s payments hereunder. This report will include pertinent data, including, but not limited to each of the following:

(a)	The accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by Licensee since the previous report.

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(b)	A list of Licensed Products produced for the respective Calendar Quarter categorized by the respective technology under Licensed Subject Matter.

(c)	The total quantities of Licensed Products produced categorized by the respective technology under Licensed Subject Matter.

(d)	The total Sales categorized by the respective technology under Licensed Subject Matter.

(e)	The calculation of Net Sales, segregated on a Licensed Product-by-Licensed Product and a country-by-country basis, by the respective technology under Licensed Subject Matter. The calculation of Net Sales shall itemize the permitted deductions from the gross consideration from a Sale used to arrive at the resulting Net Sales, on a Licensed Product-by-Licensed Product and country-by-country basis.

(f)	The royalties so computed and due MD Anderson by the respective technology under Licensed Subject Matter.

(g)	All consideration received from each Sublicensee or assignee or other payments due MD Anderson.

(h)	All other amounts due MD Anderson herein.

Simultaneously with the delivery of each such report, Licensee agrees to pay MD Anderson the amount due, if any, for the period of such report. These reports are required even if no payments are due.

3.8	Audit and Recordkeeping: Subject to applicable law,

a)	During the term of this Agreement and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of its, and its Sublicensees’, Sales and Net Sales in sufficient detail to enable the royalties and other payments due hereunder to be determined. Licensee agrees to permit MD Anderson or its representatives, at MD Anderson’s expense, to periodically examine Licensee’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement [***] ([***]) years prior to the audit. If any amounts due MD Anderson are determined to have been underpaid in an amount equal to or greater than [***] percent ([***]%) of the total amount due during the period so examined, then Licensee will pay the reasonable cost of the examination. The findings of any such audit shall be treated as Confidential Information pursuant to the terms of this Agreement. Licensee shall pay accrued interest at [***] percent ([***]%) simple annual interest, or the highest rate allowed by applicable law, whichever is lower, on any and all late payments under this Agreement (regardless of whether the deficiency is identified by audit or otherwise), with such interest commencing on the date after the due date of each such late payment.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

b)	During the term of this Agreement and for one (1) year thereafter, MD Anderson agrees to keep complete and accurate records of its Other Party revenues in sufficient detail to enable the royalties and other payments due hereunder to be determined. MD Anderson agrees to permit Licensee’s representatives, at Licensee’s expense, to periodically examine MD Anderson’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement [***] ([***]) years prior to the audit. If any amounts due Licensee are determined to have been underpaid in an amount equal to or greater than [***] percent ([***]%) of the total amount due during the period so examined, then Licensee will be entitled to take a credit for the reasonable cost of the examination to be applied against any amount due under the License Agreement. The findings of any such audit shall be treated as Confidential Information pursuant to the terms of this Agreement. Licensee’s credit shall accrue interest at [***] percent ([***]%) simple annual interest, or the highest rate allowed by applicable law, whichever is lower, on any and all late payments under this Agreement (regardless of whether the deficiency is identified by audit or otherwise), with such interest commencing on the date after the due date of each such late payment.

3.9	All amounts payable hereunder by Licensee shall be made in United States Dollar denominated funds, free and clear and without any deduction, set-off, or reduction for or on account of any tax, levy, impost, duty, charge, fee or withholding of any nature now or hereafter imposed by any governmental, fiscal or other authority. If Licensee is compelled by law to make any such deduction, set-off, or reduction, it shall pay MD Anderson such additional amounts as are necessary to ensure receipt by MD Anderson of the full amounts payable hereunder that MD Anderson would have received but for the deduction, set-off or reduction (“Gross Up”). In the event that Licensee pays a Gross Up to MD Anderson, MD Anderson shall reasonably cooperate with Licensee to execute forms required by a governmental, fiscal, or other authority to claim such Gross Up was entitled to a tax, levy, impost, duty, charge, fee or other withholding exemption. In the event MD Anderson receives a payment from a governmental, fiscal or other authority for the Gross Up (“Refunded Amount”), it shall provide notice to Licensee of the Refunded Amount and Licensee shall be entitled to deduct the Refunded Amount from the amounts due MD Anderson for the next reporting and payment period as set forth in Section 3.7.

3.10	All payments to MD Anderson under this Agreement shall be by checks made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to, or by wire transfer to:

REFERENCE: include title and Effective Date of Agreement and type of payment (e.g., license upfront fee, milestone payment, royalty, maintenance fee, etc.) and list applicable patent/application identified by MD Anderson reference number and patent number or application serial number.

3.11	No payments due or royalty rates owed to MD Anderson under this Agreement will be reduced as the result of co-ownership of Licensed Subject Matter by Board and another person or entity, including, but not limited to, Licensee.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

3.12	If a payment to MD Anderson requires delivery of an invoice, then MD Anderson’s delay in providing an invoice shall not excuse or waive any payment obligation of Licensee, but the deadline for Licensee’s payment shall be extended by the period of such delay. An invoice shall be deemed to be delivered to Licensee if transmitted to Licensee’s address in Section 13.2. Any failure by Licensee to update its billing address shall not excuse timely payment.

3.13	In consideration for Licensee’s agreement to forego an exclusive grant under Sections 2.1(c) and (d) in countries or jurisdictions that do not provide for Laboratory Developed Tests such that Board’s has right to enter into Semi-Exclusive Licenses as set forth in this Agreement, MD Anderson shall pay Licensee the following percentages of Other Party Consideration received by MDACC to the extent Licensee continues to make Sales of a Licensed Product that solely contains the biomarkers listed in Exhibit V that is covered by a Valid Claim and for which such Other Party Consideration is received:

(a)	if Licensee is the first to receive Breakthrough Device Designation from the FDA on such Licensed Product that is subject to a Semi-Exclusive License, [***] percent ([***]%); or

(b)	if Licensee is the first to receive national coverage in the United States, as evidenced by payer including such Licensed Product in its reimbursement coverage, from at least one Major Insurer in the United States on a Licensed Product that is subject to a Semi-Exclusive License, [***]percent ([***]%); with respect to this Section 3.13(b) License will be deemed to have obtained national coverage if Licensee obtains an NCD (National Coverage Decision) or an LCD (Local Coverage Decision) from a MAC (Medicare Administrative Contractor) and receives reimbursement for commercial testing from a patient inside the area covered by the MAC and also receives reimbursement from at least one patient in at least [***] ([***]) states outside the MAC region in which the LCD was granted or an successor designation if reimbursement rules change after the Effective Date; or

(c)	if Licensee is the first to receive assignment of grade B from the USPSTF in the US on a Licensed Product that is subject to a Semi-Exclusive License, as evidenced by (i) USPSTF posting final recommendation statement and (ii) evidence summary on its website and publication in peer reviewed journal, [***]percent ([***]%) of all Other Party Consideration; or

(d)	if Licensee is the first to receive either 510(k) Clearance or PMA Approval from the FDA on a Licensed Product that is subject to a Semi-Exclusive License, [***] percent ([***]%) of all Other Party Consideration.

MD Anderson shall make written reports of the amounts due to Licensee under this Section 3.13 within [***] ([***]) days after each calendar quarter and substantially concomitantly make the payments due to Licensee to Licensee in accordance with Section 3.14.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

With respect to the percentages set forth in this Section 3.13(a)–(d), only the highest applicable highest percentage applicable applies. For example, if Licensee achieves Breakthrough Device Designation under Section 3.13(a) and later national coverage from one Major Insurer in the United States consistent with Section 3.13b), the MD Anderson would be obligated to pay Licensee [***] percent ([***]%) of Other Party Consideration until payment under Section 3.13(b) is met and at such time would be then obligated to pay Licensee [***]percent ([***]%) of Other Party Consideration received after the date Section 3.13(b) is met. In no event shall MD Anderson be obligated to pay Licensee under more than one of Sections 3.13(a)-(d).

For clarity, Licensee must be the first, relative to any Other Party, to achieve the applicable event set forth in Section 3.13 (a)-(d) in order to trigger any payment thereunder. For example, if one or both of the Other Parties achieves national coverage by a Major Insurer as described in Section 3.13(b), even if Licensee thereafter achieves such national coverage, MD Anderson is not obligated to pay Licensee the percentage under Section 3.13(b).

3.14	All payments to Licensee under this Agreement shall be by ACH to:

3.15	If a payment to Licensee requires delivery of an invoice, then Licensee’s delay in providing an invoice shall not excuse or waive any payment obligation of Licensee, but the deadline for MD Anderson’s payment shall be extended by the period of such delay. An invoice shall be deemed to be delivered to MD Anderson if transmitted to MD Anderson’s address in Section 13.2. Any failure by MD Anderson to update its billing address shall not excuse timely payment.

IV. Patents, Inventions, Material Transfer

4.1	[***].

4.2	[***].

4.3	[***].

4.4	If Licensee is more than thirty (30) calendar days in arrears on any payment or obligation due under this Agreement, Board, MD Anderson, and the counsel prosecuting licensed patents and patent applications shall have no obligation to confer or otherwise communicate with, or provide any information to, Licensee under this Article IV of this Agreement unless and until Licensee is no longer in arrears on all payments and obligations under this Agreement.

4.5	Notwithstanding Section 4.1, prior to instructing patent counsel to respond or take action with respect to a patent or patent application directed to Licensed Subject Matter and/or prior to incurring costs with respect thereto, MD Anderson shall have the right, at its election and in its sole discretion, to require upfront, advance payment from Licensee of the anticipated Patent Expenses for any patent or patent application directed to Licensed Subject Matter (“Anticipated Costs”) as follows: MD Anderson shall provide a reasonable estimate of the Anticipated Costs to Licensee and shall specify a due date for the advance payment of such Anticipated Costs. With respect to such due date, MD Anderson may require Licensee to make such advance payment for Anticipated Costs at any time up to [***] prior to the date MD Anderson has chosen for the legal work to be completed, provided that such due date for payment is at least fifteen (15) calendar days after the estimate is provided to Licensee. Unless otherwise agreed in writing, such estimate may be sent by email to patents@2020gene.com or in accordance with the Notice provisions in Section 13.2. In the event the payment for Anticipated Costs actually made by Licensee to MD Anderson exceeds the actual costs, any unused balance will be credited towards future patent expenses, or, upon written request, returned to Licensee. In the event the actual costs incurred by MD Anderson exceed the estimate of Anticipated Costs, MD Anderson shall invoice Licensee for the excess costs. Within thirty (30) calendar days of receiving an invoice from MD Anderson for such costs incurred in excess of the reasonable estimate of Anticipated Costs, Licensee shall reimburse MD Anderson for such excess amount.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

V. Infringement by Third Parties

5.1	Licensee, at its expense, shall have the first right, but not the obligation, to enforce any patent exclusively licensed hereunder against infringement by third parties in the Licensed Field within the Licensed Territory. A potential infringer shall be deemed a “Substantial Infringer”: if gross sales revenue from allegedly infringing commercial activities exceeds [***] ([***]) times Licensee’s bona fide estimate of the cost of enforcement beginning with investigation costs, continuing through discovery, trial, and all reasonably forecast appeals and remands. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by MD Anderson in providing cooperation in such enforcement. Any recovery for actual damages or punitive or enhanced damages in excess of Licensee’s documented, third-party expenses in enforcing the Licensed Subject Matter and amounts actually reimbursed by Licensee to MD Anderson under this Section 5.1 shall be shared by Licensee with MD Anderson as follows: [***]% of such recovery shall be provided to MD Anderson and [***]% shall be retained by Licensee. Licensee must notify MD Anderson in writing of any potential Substantial Infringer in the Licensed Field within the Licensed Territory within thirty (30) calendar days of knowledge thereof. If Licensee does not actively seek to file suit against a Substantial Infringer Licensee knows about in the Licensed Field within the Licensed Territory within [***] ([***]) months of knowledge thereof, then Board or MD Anderson may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and Licensee, with MD Anderson retaining all recoveries from such enforcement, and/or reduce the licenses that cover the infringing activity to co-exclusives. If Licensee knows of a potential infringer who is not a Substantial Infringer and Licensee does not file suit or use other measures to deter infringement, then Licensee shall confer with MD Anderson’s Office of Technology Commercialization to reach consensus on how to deal with the non-Substantial Potential Infringer and if Licensee does not follow a course of action acceptable to MD Anderson, then MD Anderson will give Licensee notice that Licensee must take an action or series of actions to protect the patent exclusivity, and if Licensee does not then report affirmative actions (which may include filing suit) or does not use other reasonable measures to enforce the rights granted hereunder against such potential infringer within [***] ([***]) months after receipt of MD Anderson’s notice, then Board or MD Anderson may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and Licensee, with MD Anderson retaining all recoveries from such enforcement, and/or reduce the licenses that cover the infringing activity to co-exclusive.

5.2	If it is necessary to name Board or MD Anderson as a party in such action, then Licensee must first obtain Board’s and MD Anderson’s prior written permission, which permission shall not be unreasonably withheld, provided that Board and MD Anderson shall have reasonable prior input on choice of counsel on any matter where such counsel represents Board or MD Anderson, and Licensee and such counsel agree to follow all required procedures of the Texas Attorney General regarding retention of outside counsel for state entities.

5.3	MD Anderson and/or Board may require Licensee to provide substantial, competent evidence and analysis of the alleged third party infringement for MD Anderson and/or Board to consider before deciding whether to grant permission to name Board or MD Anderson as a party in an infringement action. If MD Anderson and/or Board declines to grant permission to name Board or MD Anderson, then Licensee’s obligations to enforce the patents shall be deemed to be discharged and satisfied. Such evidence shall be treated as Confidential Information pursuant to the terms of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

5.4	Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate The University of Texas System, The Board of Regents of The University of Texas System, MD Anderson, or any other agency of The State of Texas to join, or permit the use of its name or otherwise participate, as a litigant in any litigation or adversarial judicial proceeding.

5.3	Licensee shall consult and cooperate in good faith with MD Anderson regarding strategy with respect to certifications, notices and patent enforcement procedures under the BPCIA, including without limitation the listing of any Licensed Subject Matter in any such procedure or engaging in any patent resolution provisions of the BPCIA. MD Anderson shall have final decision-making authority, in its sole discretion, with respect to actions under the BPCIA.

VI. Patent Marking

6.1	Licensee agrees that all packaging containing individual Licensed Product(s), documentation therefor, and, when possible, actual Licensed Product(s) sold by Licensee and/or Sublicensees will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve Patent Rights and/or SRA Patent Rights in each such country or the right to recover damages for infringement thereof.

6.2	Licensee may use the MD Anderson Licensed Marks to brand Licensed Products; provided, however, [***] shall be used only on those Licensed Products wherein functions contemplated by the Licensed Field related to lung cancer consist solely of a biomarker combinations selected from the embodiments set forth in Exhibit V, and in advertising, promotional or sales materials in various medium for Licensed Products including without limitation the parts of the website of Licensee describing the Licensed Products. Any such use will be subject to and will comply with the terms and conditions of Schedule 6.2 attached hereto and incorporated herein, and Section 6.3 hereof. To the extent that MD Anderson elects at its sole discretion to produce Graphic Logos, MD Anderson will incorporate such Graphic Logos as MD Anderson Licensed Marks hereunder and will provide an updated Exhibit IV that shows the Graphic Logos, which Licensee may use in accordance with the terms and conditions applicable to the MD Anderson Licensed Marks. As between the Parties MD Anderson will solely own and retain all right, title, and interest to MD Anderson Licensed Marks and all goodwill from any use of the MD Anderson Licensed Marks will inure to the benefit of MD Anderson. The Parties acknowledge and agree that the MD Anderson Licensed Marks may be the subject of one (1) or more pending trademark registrations, and to the extent that any applicable governmental agency requires any change or modification to the MD Anderson Licensed Marks as a condition of granting applicable trademark protection, MD Anderson reserves the right to reasonably modify the specific MD Anderson Licensed Marks accordingly, and Licensee’s right to use such MD Anderson Licensed Marks as set forth herein will be subject to any such modification.

For the avoidance of doubt, MD Anderson will have the right to review and approve any use of MD Anderson Licensed Marks as permitted by this Agreement. Additionally, Licensee will not use any Graphic Logo until MD Anderson has approved, in writing, of its incorporation as an MD Anderson Licensed Mark and its inclusion on Exhibit IV of this Agreement. Specific use of any Graphic Logos by Licensee must also be approved by MD Anderson in writing. Any additional use of the MD Anderson name except as an element of the MD Anderson Licensed Marks will require the prior written approval of MD Anderson, and will comply with the terms and conditions of Schedule 6.2 attached hereto and incorporated herein, and incorporated herein, and Section 6.3 hereof. Additionally, except as required by applicable law or for regulatory purposes or otherwise provided herein, the parties will not use the names (including any trademark or other identifier) of the other parties or the other parties’ employee or staff member for any other purpose without the written approval of the other parties.

6.3	Licensee will not state or imply in any publication, advertisement, or other medium that any product or service bearing Licensee’s names or trademarks and/or manufactured, sold or distributed by Licensee has been tested, approved, or endorsed by MD Anderson.

6.4	Licensee will not use MD Anderson Licensed Marks on any product in a manner that is inconsistent with Section 6.2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

VII. Indemnification and Insurance

7.1	LICENSEE AGREES TO HOLD HARMLESS, INDEMNIFY, AND, TO THE EXTENT AUTHORIZED BY THE TEXAS CONSTITUTION AND THE LAWS OF THE STATE OF TEXAS AND SUBJECT TO THE STATUTORY DUTIES OF THE TEXAS ATTORNEY GENERAL, DEFEND BOARD, SYSTEM, MD ANDERSON, THEIR REGENTS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS (the “UT INDEMNITEES”) FROM AND AGAINST ANY CLAIMS, DEMANDS, OR CAUSES OF ACTION WHATSOEVER, COSTS OF SUIT AND REASONABLE ATTORNEY’S FEES (INCLUDING WITHOUT LIMITATION, THOSE COSTS ARISING ON ACCOUNT OF ANY INJURY OR DEATH OF PERSONS OR DAMAGE TO PROPERTY) CAUSED BY, OR ARISING OUT OF, OR RESULTING FROM, THE EXERCISE OR PRACTICE BY LICENSEE, ITS OFFICERS, ITS SUBLICENSEES OR THEIR OFFICERS, EMPLOYEES, AGENTS, TRANSFEREES, OR REPRESENTATIVES, OF THE RIGHTS GRANTED HEREUNDER.

7.2	IN NO EVENT SHALL BOARD, SYSTEM OR MD ANDERSON BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER BOARD, SYSTEM OR MD ANDERSON KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

7.3	SCOPE OF INDEMNIFICATION OF UT INDEMNITEES. LICENSEE’S OBLIGATIONS TO HOLD HARMLESS, INDEMNIFY, AND DEFEND THE UT INDEMNITEES IN SECTION 7.1 AND THE LIMITATION OF LIABILITY IN SECTION 7.2 SHALL INCLUDE, BUT ARE NOT LIMITED TO, ANY CLAIM ALLEGING STRICT STATUTORY LIABILITY, PRODUCT DEFECT LIABILITY, OR ANY UT INDEMNITEE’S OWN NEGLIGENCE (WHETHER SOLE OR CONCURRENT) THAT ARISES OUT OF, RELATES TO, IS CAUSED IN WHOLE OR IN PART BY, OR RESULTS FROM THE USE OR SALE OF ANY TANGIBLE MATERIALS (INCLUDING BIOLOGICAL MATERIALS) PROVIDED TO LICENSEE BY BOARD OR MD ANDERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT OR PRODUCTS USED OR SOLD BY LICENSEE OR ANY AFFILIATE OR SUBLICENSEE.

7.4	Licensee shall procure and maintain insurance as follows:

(a)	Beginning at the time when any Licensed Subject Matter or any Licensed Product is being distributed or sold (including for the purpose of obtaining regulatory approvals) by Licensee, an Affiliate, or by a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate, and Licensee shall use reasonable efforts to have the Board, System, MD Anderson, their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

(b)	Licensee shall provide MD Anderson with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, Licensee shall provide MD Anderson with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

(c)	Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercially distributed or sold by Licensee, an Affiliate or by a Sublicensee or agent of Licensee; and (ii) the five (5) year period immediately after such period.

7.5 To the extent authorized by the Constitution and the laws of the State of Texas, Licensee’s obligations under this Section 7 shall not apply to the extent that such claim arises from or results from any of Indemnitee’s negligence or willful misconduct.

VIII. Use of Name

8.1	Except to the extent expressly permitted by the Sponsored Research Agreement, Licensee will not use the name of (or the name of any employee of), or make reference to, MD Anderson, System or Board in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance written consent of Board secured through:

The University of Texas

M. D. Anderson Cancer Center

8.2	Notwithstanding Section 8.1, Licensee may use the name of (or name of employee of) MD Anderson, System or Board in routine business correspondence, or as needed in appropriate regulatory submissions without written consent.

IX. Confidential Information and Publication

9.1	MD Anderson and Licensee each agree that all information contained in documents marked “confidential” and, if not so marked, information confidential nature would be reasonably recognized by the recipient party from the subject matter or subject type of the information disclosed (“Confidential Information”) and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this Agreement, and (iii) will not be disclosed by the recipient party, its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure by the disclosing party to the recipient party;

(b)	became part of the public domain, after disclosure by the disclosing party to the recipient party, through no act or omission of the recipient party, its employees, agents, successors or assigns;

(c)	was lawfully disclosed to the recipient party by a third party that was under no obligation of confidentiality with respect to such information;

(d)	was already known by the recipient party at the time of disclosure by the disclosing party to the recipient party; or

(e)	was independently developed by the recipient party without use of the disclosing party’s Confidential Information.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

9.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of [***] ([***]) years thereafter.

9.3	MD Anderson reserves the right to publish or share with third parties the general scientific findings from research related to Licensed Subject Matter, but only to the extent that said findings omit Licensee’s Confidential Information. MD Anderson will submit the manuscript of any proposed publication to Licensee at least [***] ([***]) calendar days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee’s Confidential Information. Upon Licensee’s request, publication may be delayed up to [***] ([***]) additional calendar days to enable Licensee to secure adequate intellectual property protection and/or omit Licensee’s Confidential Information that would otherwise be affected by the publication.

Notwithstanding the foregoing, nothing in this Agreement shall require MD Anderson or Board to refrain from publishing any information if doing so would (a) cause MD Anderson or Board to violate any export control laws or laws that provide tax-exempt status for any bonds issued by MD Anderson or The University of Texas System, or (b) result in the inapplicability to MD Anderson or The University of Texas System of the fundamental research exclusion or exemption from U.S. export control laws for such information.

9.4	In the event that the recipient party is required to disclose the disclosing party’s Confidential Information under operation of applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction, the recipient party shall, to the extent practicable, provide the disclosing party reasonable notice of such potential disclosure so that that the disclosing party may seek a protective order or other appropriate protection or legal relief to prevent or limit such disclosure. If, in the absence of, or pursuant to the terms of, such protection or legal relief, the recipient party is nonetheless required by applicable law, regulation, or order of a court or governmental administrative body having competent jurisdiction to disclose any portion of the disclosing party’s Confidential Information, the required disclosure shall be permitted under this Agreement but shall be limited to only that portion of the disclosing party’s Confidential Information for which disclosure is so required.

X. Assignment

10.1	(a) Except in connection with the sale of all or substantially all of Licensee’s assets to a third party or in connection with any merger, acquisition, consolidation, or business combination, neither this Agreement nor any rights, interests, duties or obligations of Licensee under this Agreement may be assigned (either directly or indirectly) by Licensee without the prior written consent of MD Anderson, which will not be unreasonably withheld. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of this Agreement.

10.2	For any permitted assignment by Licensee to be effective, the assignee must assume in writing (a copy of which writing will be provided to MD Anderson) all of Licensee’s interests, rights, duties, and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if the assignee were the original party (i.e., the Licensee) to the Agreement.

10.3	Any attempted assignment in violation of the foregoing shall be null and void.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

XI. Term and Termination

11.1	Subject to Sections 11.2, 11.3 and 11.4, the term of this Agreement is from the Effective Date until the last to occur of: (a) the expiration of all patents issued under Patent Rights and SRA Patents (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Patents Rights and SRA Patents (if any), or (b) the date that is the [***] ([***]) anniversary of the Effective Date.

11.2	In addition to any other rights under this Agreement, at any time after [***] from the Effective Date, Board or MD Anderson has the right to terminate the license granted in Section 2.1 in any country or jurisdiction within the Licensed Territory if Licensee, within [***] after receiving written notice from MD Anderson of the intended termination, fails to provide reasonably satisfactory written evidence to MD Anderson that Licensee or its Sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a Licensed Product in such jurisdiction(s). The following definitions apply to Section 11.2: (a) “commercialized” means having Sales in such jurisdiction; and (b) “actively and effectively attempting to commercialize” means having an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or Sales in any jurisdiction, and providing reasonably acceptable plans to MD Anderson, to commercialize licensed inventions in the jurisdiction(s) in which MD Anderson intends to terminate.

11.3	Subject to any rights herein which survive termination, this Agreement will earlier terminate in its entirety:

(a)	automatically, if Licensee becomes bankrupt or insolvent and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	upon [***] ([***]) calendar days written notice from MD Anderson, if Licensee breaches or defaults on the payment or report of obligations of Article III, or use of name obligations of Article VIII unless, before the end of such [***] ([***]) calendar day notice period, Licensee has cured the default or breach to MD Anderson’s reasonable satisfaction, and so notifies MD Anderson, stating the manner of the cure; provided, however, with respect to any such breach that is not capable of being cured, Licensee shall be deemed to have cured such breach if it takes reasonable action to ameliorate or mitigate such breach, which action may include ceasing any further use that resulted in such breach or issuing a corrective press release, in any case as may be appropriate under the circumstances; or

(c)	immediately, if after written notice from MD Anderson of a default, if Licensee fails to pay the past Patent Expenses within [***] ([***]) calendar days;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

(d)	upon [***] ([***]) calendar days written notice from either Party if the other Party materially breaches or defaults on any other obligation under this Agreement, unless, before the end of such [***] ([***]) calendar day notice period, the recipient of such notice has cured the default or breach to notifying Party’s reasonable satisfaction and so notifies the notifying Party, stating the manner of the cure; or

(e)	at any time by mutual written agreement between Licensee and MD Anderson upon [***] ([***]) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(f)	if Section 13.8 is invoked; or

(f)	immediately, upon written notice from MD Anderson, if Licensee has defaulted or been late on its payment obligations pursuant to the terms of this Agreement on any [***] ([***]) occasions in a [***] period; provided, however, any payment obligation that is more than [***] past due shall not serve as the basis for notice and termination under this Section11.3(g) nor shall late payments and underpayments discovered by audit shall form the basis for termination of this Agreement to the extent that Licensee makes a corrective payment to MD Anderson of its own; or

(g)	immediately, upon written notice from Licensee, for any reason or no reason; or

(h)	immediately, upon written notice from MD Anderson, if MD Anderson and Licensee have not, despite good faith negotiations, executed the Sponsored Research Agreement within [***] ([***]) calendar days, unless extended by mutual agreement of the Parties, of the date that this Agreement is fully executed by both Parties.

11.4 Upon termination of this Agreement:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination;

(b)	Licensee covenants and agrees to remain bound by the provisions of Articles VII (Indemnification and Insurance), VIII (Use of Board and MD Anderson’s Name) and IX (Confidential Information and Publication) of this Agreement;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

(c)	Subject to Licensee’s payment of any earned royalty or any other amounts due pursuant to Article III of this Agreement, Licensee may, for a period of one year after the effective date of the termination, sell all Licensed Products and parts therefor that it has on hand at the date of termination;

(d)	Subject to Section 11.4(c), Licensee agrees to cease and desist any use and all Sale of the Patent Rights, SRA Patent Rights and Technology Rights and upon termination of this Agreement; provided, however, Licensee may. following termination, continue to use any SRA Technology following termination provided that Licensee pays MD Anderson an amount of [***] Dollars ($[***]) within [***] of the effective date of termination. Licensee shall be under no obligation to cease and desist from the exercise of its rights in Joint SRA Technology or the Sale of Products that incorporate such Joint SRA Technology nor shall there be any payment obligations in association therewith.

(e)	Consistent with Section 13(a) of the [***] License, should MDA’s license with [***] terminate, then MDA will use its best efforts to enable Licensee to obtain a license from [***] such that Licensee is not prejudiced, financially or otherwise, by such termination of the license agreement between MDA and [***].

XII. Warranty: Superior-Rights

12.1	Except for the rights, if any, of the government of the United States of America (“U.S. Government”) as set forth below, Board represents and warrants its belief that (a) it is the owner of the right, title, and interest in and to Licensed Subject Matter, (b) it has the right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

12.2	Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the U.S. Government and, if so, that the U.S. Government may have certain rights relative thereto. This Agreement is explicitly made subject to the U.S. Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this Agreement, the terms of such U.S. Government agreement, applicable law or regulation shall prevail. Licensee agrees that Licensed Products used or Sold in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the U.S. Government.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

12.3	LICENSEE UNDERSTANDS AND AGREES THAT BOARD AND MD ANDERSON, BY THIS AGREEMENT, MAKE NO REPRESENTATION AS TO THE OPERABILITY OR FITNESS FOR ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF THE LICENSED SUBJECT MATTER. BOARD AND MD ANDERSON, BY THIS AGREEMENT, ALSO MAKE NO REPRESENTATION AS TO WHETHER ANY PATENT INCLUDED WITHIN LICENSED SUBJECT MATTER IS VALID OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY BOARD OR MD ANDERSON IN THE LICENSED FIELD, NOR DO BOARD AND MD ANDERSON MAKE ANY REPRESENTATION THAT THE INVENTIONS CONTAINED IN LICENSED SUBJECT MATTER DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY BOARD.

12.4	Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Board, System, MD Anderson or employees thereof to enter into this Agreement, and further warrants and represents that (a) Licensee is entering into this Agreement voluntarily; (b) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (c) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

12.5	Board represents and warrants that, to the actual knowledge as of the Effective Date of MD Anderson’s personnel in its Office of Technology Commercialization and/or Strategic Industry Venture familiar who are with this transaction, there are no known obligations, encumbrances, or contractual or legal restrictions in favor of or benefitting any third party that would preclude the licensure of Board’s rights as contemplated by this Agreement.

XIII. General

13.1	This Agreement, together with a Sponsored Research Agreement being entered simultaneously therewith, and any exhibits and/or fully executed amendments hereto, constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements and understandings related to the subject matter of this Agreement are superseded hereby. Neither party has relied on any such prior communication in entering into this Agreement. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

13.2	Any notice required by this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when sent by first class mail or reputable international courier (e.g., Federal Express or UPS) and shall be evidenced by the postmark at the point of mailing or by the dated delivery receipt of the courier. All notices and any correspondence respecting this Agreement shall be transmitted as follows:

To MD Anderson, if by mail:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

To MD Anderson, if by courier:

The University of Texas M. D. Anderson Cancer Center

Strategic Industry Ventures/Office of Technology Commercialization

Contact phone number for use by courier:

To Licensee by mail or courier:

20/20 GeneSystems Inc

15810 Gaither Drive, Suite 235

Gaithersburg MD 20877

Attn: Jonathan Cohen

or other addresses as may be given from time to time under the terms of this notice provision.

Communications regarding patent prosecution may be transmitted by electronic mail. For such communications to MD Anderson sent via electronic mail, the electronic mail shall be addressed or copied to

13.3	Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement or Licensed Subject Matter, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States. Licensee acknowledges that the Licensed Subject Matter may be subject to U.S. export control jurisdiction.

13.4	This Agreement and all claims arising out of or relating thereto will be governed, construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement, and Licensee consents to the jurisdiction and venue of such courts and hereby explicitly waives the rights to any other venue to which it might be entitled by cause of action, domicile or otherwise.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

13.5	Failure of Licensee, Board or MD Anderson to enforce a right under this Agreement will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

13.6	Headings included herein are for convenience only and will not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

13.7	If any provision of this Agreement is for any reason found to be invalid or unenforceable, such provision shall be interpreted to fulfill its intended purpose to the maximum extent permitted by applicable law and all other provisions of this Agreement nevertheless will remain enforceable.

13.8	In the event that Licensee (or its Affiliate or Sublicensee) brings an action, or participates as an adverse party in any action, before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or Board’s ownership of any patent included in the Licensed Subject Matter, then MD Anderson may immediately terminate this Agreement upon written notice to Licensee and with no opportunity for Licensee to cure. Any dispute regarding the validity, enforceability or ownership of any patent included in the Licensed Subject Matter shall be litigated in the courts located in Houston, Texas, and Licensee agrees not to challenge personal jurisdiction in that forum. To the extent that Licensee (or its Affiliate or Sublicensee) unsuccessfully challenges, or participates as an adverse party in an action that unsuccessfully challenges, the validity or enforceability of any patent included in the Licensed Subject Matter, Licensee agrees to reimburse MD Anderson and Board for all costs and fees (including attorney’s fees) paid by MD Anderson and Board in defending against such challenge. Licensee understands and agrees that, in the event Licensee (or its Affiliate or Sublicensee) successfully challenges the validity or enforceability of any patent included in the Licensed Subject Matter, all payments or other consideration made or otherwise provided by Licensee to MD Anderson prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this Agreement.

13.9	This Agreement may be executed in one (1) or more counterparts, by original, facsimile or PDF signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature. In the event signatures are exchanged by facsimile and/or in “.pdf” format, each party shall, if requested, thereafter promptly provide an original signature page to the other party.

13.10	MD Anderson, as an agency of the State of Texas and a member institution of The University of Texas System, is subject to the constitution and laws of the State of Texas and, under the constitution and laws of the State of Texas, possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted under the constitution and laws of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision of this Agreement, the provisions of this Agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the constitution and laws of the State of Texas. No party to this Agreement will be required to perform or commit any act or omission that would violate any applicable law, including the constitution and laws of the State of Texas. Nothing in this Agreement shall be deemed as a waiver by Board, System or MD Anderson of its sovereign immunity.

[Signatures Appear on Following Page]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

BOARD OF REGENTS OF THE
UNIVERSITY OF TEXAS System, on behalf of

THE UNIVERSITY OF TEXAS M. D. ANDERSON
CANCER CENTER

By ______________________________

Printed Name: ____________________

Title: ___________________________

Date: _______________

Approved as to Content:

By __________________________________

Ferran Prat, J.D., Ph.D.

Senior Vice President

Research Administration & Industry Relations

M. D. Anderson Cancer Center

Date: ________________

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS INFORMATION THAT THE ISSUER CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND THE OMITTED INFORMATION IS NOT MATERIAL.

20/20 GENESYSTEMS INC.

By ________________________________

Printed Name: ______________________

Title: _____________________________

Date:_______________